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                                                                      Exhibit 23
                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-34642) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1995 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-22159) pertaining to the Advanced Lighting Technologies, Inc. Employee Stock Purchase Plan, in the Registration Statement (Form S-8 No. 333-61222) pertaining to the Advanced Lighting Technologies, Inc. 2001 Employee Stock Purchase Plan, in the Registration Statements (Form S-8 Nos. 333-45689 and 333-69641) pertaining to the Amended and Restated Advanced Lighting Technologies, Inc. 1998 Incentive Award Plan, in the Registration Statement (Form S-8 No. 333-45695) pertaining to the Advanced Lighting Technologies, Inc. 1997 Billion Dollar Market Capitalization Incentive Award Plan, in the Registration Statement (Form S-3 No. 333-58613) pertaining to the Company's securities and securities of ADLT Trust I and in the Registration Statement (Form S-4 No. 333-58621) pertaining to the Company's securities of our report dated September 19, 2003 (except for the third and ninth paragraphs of Note B and the seventh paragraph of Note M, as to which the date is October 3, 2003), with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc. as of June 30, 2003 and 2002, and for each of the three years in the period ended June 30, 2003, included in this Annual Report (Form 10-K) for the year ended June 30, 2003.

                                                   /s/ Grant Thornton LLP

Cleveland, Ohio
September 19, 2003